                                                                   Exhibit 10.30


       October 23, 2000

       Rod Witmond

       RE:  Repurchase of Restricted Stock

       Dear Rod:

       This letter sets forth the agreement between you and E-Stamp Corporation ("E-Stamp") regarding the repurchase of 140,625 shares of common stock of E-Stamp ("Shares") registered in your name and currently subject to a right of repurchase by E-Stamp pursuant to the terms of the Restricted Stock Repurchase Agreement dated August 1, 1999 ("Repurchase Agreement").

       Effective as of the date of this letter, you hereby transfer and sell to E-Stamp, and E-Stamp repurchases from you, the Shares for a purchase
       price equal to $168,750.   E-Stamp will pay the purchase price through a
       set-off against your obligation to pay principal under the Promissory Note dated August 1, 1999 in the original principal amount of $225,000. Except as otherwise provided herein, the repurchase of the Shares will be effected pursuant to the terms of the Repurchase Agreement.

       You will continue to be responsible for the payment of the remaining principal amount of $56,250 and all accrued but unpaid interest under the Promissory Note. Pursuant to the terms of the Repurchase Agreement, the remaining 46,875 shares acquired by you on August 1, 1999 will be held by E-Stamp as security for the performance of your remaining obligations under the Promissory Note.

Rod Witmond
October 23, 2000
Page 2

       If you agree with the foregoing, please sign in the space provided below.

       Sincerely,


       /s/ Edward Malysz
       Edward Malysz,
       Vice President, General Counsel


       Agreed as of the date first set forth above:


       /s/ Rod Witmond
       ---------------
       Rod Witmond


       /s/ Linda D. Witmond
       --------------------
       Spouse